UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2009

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On January 26, 2009, Landry's Restaurants, Inc. (the "Company") announced that revenues for 2008 are expected to be approximately $1.1 billion, comprised of $891.0 million for the restaurant and hospitality group which reflects $13.0 million in lost revenue as a result of Hurricane Ike and $253.0 million for the Golden Nugget. Same store sales for the year are expected to be a negative 2% when the Company reports its 2008 fourth quarter and full year results in March 2009, while 2008 adjusted EBITDA (Earnings before interest, income taxes, depreciation and amortization) is expected to be between $136.0 million and $138.0 million for the restaurant and hospitality group and between $62.0 million and $63.0 million for the Golden Nugget, excluding income and expenses associated with the terminated going private transaction, dispositions and the $430.0 million refinancing, which is expected to close in February 2009. Substantially, all of the Company’s operations in Galveston and Kemah are reopened with the final businesses expected to be opened before Valentine’s Day.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

January 27, 2009	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 26, 2009